Network Equipment Technologies
Fiscal 2006 Q2, Q3, Q4 Executive Bonus Plan

This Executive Bonus Plan is a subplan to the company-wide Fiscal 2006 Q2, Q3, Q4 Bonus Plan.

Eligible participants:  All Executives in the Company who are not on a sales quota or other commission-based compensation plan, and who are on active payroll status at least 50% of the quarter in which payment is made.

Form and Timing of Payment:  Participant must be an active payroll employee of net.com on the official date of payment in order to receive an award.  Payments will be distributed quarterly in the month following the end of the fiscal quarter.

Company objectives:  The bonus plan is based on three important Company objectives:  total revenue, VoIP revenue, and profitability.

Base bonus amounts:  The plan establishes three levels of achievement for each of the three key objectives:  “Gold,” “Silver,” and “Bronze.” Achievement of the bonus for each objective is independent from achievement of the others. Depending on the achievement level for each objective, participants will receive a bonus payment as a percentage of quarterly salary. The bonus payment will be adjusted by a factor, depending on position level. The factor for this Executive Bonus Plan is 2.5.

Achievement Level	Percent of quarterly salary			Total possible base bonus
	Total Rev.	VoIP Rev.	Profit
Gold	3%	3%	3%	9%
Silver	2%	2%	2%
Bronze	1%	1%	1%

Example:  If the Total Revenue objective is “Gold”, and the VoIP objective is “Bronze” and the Profitability objective is “Silver”, then the base bonus would be 6% (3 + 1 + 2) times the factor.

Bonus Targets:  The bonus levels for each of the objectives are determined by the dollar amount that actual achievement for a quarter exceeds the base amounts approved separately by the Board of Directors (it should be noted that Net Income numbers are before bonus and are exclusive of restructure charges):

	Q2	Q3	Q4
Gold
VOIP Revenue	+ 2,400	+ 3,550	+ 5,901
Total Revenue	+ 3,600	+ 5,725	+ 9,274
Net Income	+ 2,320	+ 3,322	+ 5,427

Silver
VOIP Revenue	+ 1,550	+ 2,250	+ 3,850
Total Revenue	+ 2,400	+ 3,400	+ 5,300
Net Income	+ 1,400	+ 2,100	+ 3,100

Bronze
VOIP Revenue	+ 750	+ 750	+ 750
Total Revenue	+ 1,200	+ 1,200	+ 1,200
Net Income	+ 716	+ 808	+ 854